Exhibit 99.1
FOR IMMEDIATE RELEASE
November 10, 2016
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2016
•Revenues for the year increased 6% to a record $55.6 billion.
•Net income for the year increased 12% to a record $9.4 billion.
•EPS for the year increased 17% to a record $5.73.
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended October 1, 2016. Diluted earnings per share (EPS) for the fourth quarter increased 16% to $1.10 from $0.95 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter decreased 8% to $1.10 from $1.20 in the prior-year quarter. Diluted EPS for the year increased 17% to $5.73 from $4.90 in the prior year. Excluding certain items affecting comparability(1), EPS for the year increased 11% to $5.72 from $5.15 in the prior year.
Due to our fiscal period end, results for the fourth quarter and full year of fiscal 2015 include the benefit from one additional week of operations (Fiscal Period Impact) compared to the current-year periods. The estimated EPS impact of the additional week of operations was approximately $0.13 for the prior-year periods, and the majority of the impact was in our Cable Networks business, followed by our Parks and Resorts and, to a lesser extent, our Consumer Products businesses.
“We’re very pleased with our performance for the year, delivering the highest revenue, net income and earnings per share in Disney’s history,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “Fiscal 2016 was our sixth consecutive year of record results, highlighted by the opening of Shanghai Disney Resort, the phenomenally successful return of Star Wars, and our Studio’s record-breaking $7.5 billion in total box office. We remain confident that Disney will continue to deliver strong growth over the long-term as we further strengthen our brands and franchises, our technological capabilities, and our international presence.”
The following table summarizes the fourth quarter and full year results for fiscal 2016 and 2015 (in millions, except per share amounts):

	Quarter Ended			Year Ended
	Oct. 1, 2016	Oct. 3, 2015	Change	Oct. 1, 2016	Oct. 3, 2015	Change
Revenues	$13,142	$13,512	(3)%	$55,632	$52,465	6%
Segment operating income(1)	$3,176	$3,534	(10)%	$15,721	$14,681	7%
Net income(2)	$1,771	$1,609	10%	$9,391	$8,382	12%
Diluted EPS(2)	$1.10	$0.95	16%	$5.73	$4.90	17%
EPS excluding certain items affecting comparability(1)	$1.10	$1.20	(8)%	$5.72	$5.15	11%
Cash provided by operations	$3,827	$3,328	15%	$13,213	$10,909	21%
Free cash flow(1)	$2,745	$2,124	29%	$8,440	$6,644	27%

(1)	EPS excluding items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. See the discussion on pages 8 through 10.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the fourth quarter and full year segment operating results for fiscal 2016 and 2015 (in millions):

	Quarter Ended			Year Ended
	Oct. 1, 2016	Oct. 3, 2015	Change	Oct. 1, 2016	Oct. 3, 2015	Change
Revenues:
Media Networks	$5,658	$5,826	(3)%	$23,689	$23,264	2%
Parks and Resorts	4,386	4,361	1%	16,974	16,162	5%
Studio Entertainment	1,811	1,783	2%	9,441	7,366	28%
Consumer Products & Interactive Media	1,287	1,542	(17)%	5,528	5,673	(3)%
	$13,142	$13,512	(3)%	$55,632	$52,465	6%
Segment operating income:
Media Networks	$1,672	$1,819	(8)%	$7,755	$7,793	—%
Parks and Resorts	699	738	(5)%	3,298	3,031	9%
Studio Entertainment	381	530	(28)%	2,703	1,973	37%
Consumer Products & Interactive Media	424	447	(5)%	1,965	1,884	4%
	$3,176	$3,534	(10)%	$15,721	$14,681	7%

DISCUSSION OF FULL YEAR CONSOLIDATED RESULTS
For the year, the increase in diluted EPS was due to segment operating income growth driven by Studio Entertainment, Parks and Resorts and Consumer Products & Interactive Media, a decrease in weighted average shares outstanding as a result of our share repurchase program, a lower effective income tax rate and the Company’s share of a net gain recognized by A+E Television Networks in connection with their acquisition of an interest in Vice Group Holdings, Inc. (Vice Gain). These benefits were partially offset by higher net interest expense, charges taken in connection with the discontinuation of our Infinity console game business (Infinity Charge) and higher restructuring and impairment charges in the current year. The decrease in the effective income tax rate was due to a prior-year deferred income tax asset write-off as a result of the increase in our ownership of Euro Disney S.C.A. in connection with a recapitalization of Disneyland Paris (Disneyland Paris Tax Asset Write-off). The increase in net interest expense was due to higher average debt balances and lower investment gains in the current year. In addition, diluted EPS growth was negatively impacted by foreign currency translation due to the movement of the U.S. dollar against major currencies including the impact of our hedging program.
Segment operating income growth at Studio Entertainment was due to the success of our slate, particularly Star Wars: The Force Awakens, across all of our key distribution channels. Growth at Parks and Resorts was driven by our domestic operations due to higher average guest spending, attendance and occupied room nights, partially offset by cost inflation and spending on new guest offerings. Domestic growth was partially offset by a decrease at our international parks and resorts primarily due to lower attendance and occupied room nights at Disneyland Paris, decreased attendance at Hong Kong Disneyland Resort and lower results at Shanghai Disney Resort. The decrease at Shanghai Disney Resort was due to higher pre-opening expenses, partially offset by the benefit of a partial year of operations. Consumer Products & Interactive Media operating income growth was due to higher merchandise licensing revenue and an increase at our games business, partially offset by lower comparable store sales at our retail business. Merchandise licensing revenue growth was driven by the strength of Star Wars merchandise, partially offset by lower sales of merchandise based on Frozen. Media Networks results were slightly lower compared to the prior year due to higher programming and production costs, the Fiscal Period Impact and lower results from our equity investments, partially offset by higher affiliate and advertising revenue.

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS

Media Networks
Media Networks revenues for the quarter decreased 3% to $5.7 billion, and segment operating income decreased 8% to $1.7 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Year Ended
	Oct. 1, 2016	Oct. 3, 2015	Change	Oct. 1, 2016	Oct. 3, 2015	Change
Revenues:
Cable Networks	$3,956	$4,245	(7)%	$16,632	$16,581	—%
Broadcasting	1,702	1,581	8%	7,057	6,683	6%
	$5,658	$5,826	(3)%	$23,689	$23,264	2%
Segment operating income:
Cable Networks	$1,448	$1,655	(13)%	$6,748	$6,787	(1)%
Broadcasting	224	164	37%	1,007	1,006	—%
	$1,672	$1,819	(8)%	$7,755	$7,793	—%
Cable Networks
Operating income at Cable Networks decreased $207 million to $1.4 billion for the quarter due to decreases at ESPN and the Disney Channels, partially offset by an increase at Freeform.
The decrease at ESPN reflected lower advertising and affiliate revenue and higher programming and production costs. Lower advertising revenue was primarily due to fewer impressions and lower rates. The decrease in impressions was driven by the Fiscal Period Impact, lower ratings and fewer units sold. Lower affiliate revenue was due to the Fiscal Period Impact and a decline in subscribers, partially offset by contractual rate increases. The increase in programming and production costs was driven by costs for Olympics programming internationally, the World Cup of Hockey rights and higher contractual rates for college sports, partially offset by the absence of costs for the British Open and a favorable Fiscal Period Impact.
Lower results at the Disney Channels were primarily due to decreased affiliate revenue and program sales, partially offset by lower programming and production costs driven by a decrease in program write-downs. The decrease in affiliate revenue was primarily due to the Fiscal Period Impact, partially offset by contractual rate increases.
Growth at Freeform was driven by lower programming and production costs, as well as a decrease in marketing expense, partially offset by a decrease in affiliate revenue due to an unfavorable Fiscal Period Impact. Lower programming and production costs were driven by fewer hours of original scripted programming in the current quarter, while the decrease in marketing expense was due to launching fewer new series.

Broadcasting
Operating income at Broadcasting increased $60 million to $224 million for the quarter due to higher operating income from program sales, an increase in affiliate revenue and a decrease in compensation-

related costs, partially offset by higher programming costs, lower advertising revenue and an increase in equity losses from Hulu.
Affiliate revenue growth reflected higher contractual rates. The increase in program sales income was driven by sales of Luke Cage, Quantico and Golden Girls, partially offset by lower sales of Scandal and Nashville. The increase in programming costs was due to a higher average amortization rate for network programming, the addition of the Emmy Awards show and higher costs for political news coverage in the current quarter, partially offset by a favorable Fiscal Period Impact. The decrease in advertising revenue was due to a decrease in impressions, partially offset by higher rates and the addition of the Emmy Awards show. Lower impressions were driven by the Fiscal Period Impact, decreased ratings and fewer units sold, which was a result of higher political coverage in the current year. Higher equity losses from Hulu reflected increased programming, marketing and labor costs, partially offset by higher subscription and advertising revenues.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 1% to $4.4 billion, and segment operating income decreased 5% to $699 million due to a decrease at our international operations, partially offset by an increase at our domestic operations.
The decrease in operating income at our international operations was due to lower results at Disneyland Paris and Hong Kong Disneyland Resort, partially offset by the benefit of the first full quarter of operations for Shanghai Disney Resort. Lower results at Disneyland Paris were primarily due to decreases in attendance and occupied room nights. At Hong Kong Disneyland Resort, the decrease in operating income was due to lower attendance.
The increase at our domestic operations was primarily due to growth at Walt Disney World Resort, partially offset by a decrease at Disneyland Resort. The improvement at Walt Disney World Resort was due to lower costs and guest spending growth, partially offset by lower volumes. Guest spending growth was driven by higher average ticket prices and room rates and increased food and beverage spending. Lower volumes reflected the Fiscal Period Impact, which more than offset increases in attendance and occupied room nights on a comparable fiscal period basis. Results at Disneyland Resort reflected lower attendance, partially offset by higher average ticket prices and lower costs. The decrease in attendance reflected the impact of the 60th Anniversary celebration in the prior-year quarter and an unfavorable Fiscal Period Impact. Lower costs at both Walt Disney World Resort and Disneyland Resort were due to a favorable Fiscal Period Impact.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 2% to $1.8 billion, and segment operating income decreased $149 million to $381 million. The decrease in operating income was driven by lower theatrical distribution results, partially offset by growth in TV/SVOD distribution.
The decrease in theatrical distribution results reflected the lower than expected performance of Pete’s Dragon and Queen of Katwe in the current quarter. Results also reflected the continuing performance of Finding Dory and Captain America: Civil War in the current quarter compared to Inside Out, Ant-Man and Avengers: Age of Ultron in the prior-year quarter. Additionally, the current quarter included higher pre-release marketing costs.
The increase in TV/SVOD distribution was primarily due to a sale of Star Wars Classic titles in the current quarter.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues for the quarter decreased 17% to $1.3 billion, and segment operating income decreased 5% to $424 million. The decrease in revenue was primarily due to the discontinuation of our Infinity console game business. Lower operating income was driven by decreases at our merchandise licensing and games businesses, partially offset by an increase at our publishing business due to cost saving initiatives.
The decrease in operating income from merchandise licensing was due to the Fiscal Period Impact and a decrease in revenues from merchandise based on Frozen, partially offset by higher revenues from merchandise based on Finding Dory/Nemo and various Disney properties.
Lower results at our games business were due to the discontinuation of our Infinity console game business, which benefited from the launch of Infinity 3.0 in the prior-year quarter, and an unfavorable foreign exchange impact due to the strengthening of the U.S. dollar against major currencies. These decreases were partially offset by higher licensing revenues.

OTHER QUARTERLY FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $19 million to $183 million for the quarter due to lower compensation-related costs.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	Oct. 1, 2016	Oct. 3, 2015	Change
Interest expense	$(119)	$(68)	(75)%
Interest and investment income	20	13	54%
Interest expense, net	$(99)	$(55)	(80)%
The increase in interest expense for the quarter was due to higher average debt balances, an increase in our effective interest rate and lower capitalized interest. The prior-year quarter included interest capitalized during the development of the Shanghai Disney Resort, which opened in the third quarter of the current year.
The increase in interest and investment income for the quarter was due to lower investment write-downs.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	Oct. 1, 2016	Oct. 3, 2015	Change
Effective income tax rate	34.3%	46.0%	11.7	ppt
The decrease in the effective income tax rate for the quarter was due to the Disneyland Paris Tax Asset Write-off, which increased the effective tax rate by 12.4 percentage points in the prior-year quarter.

Noncontrolling Interests

	Quarter Ended
(in millions)	Oct. 1, 2016	Oct. 3, 2015	Change
Net income attributable to noncontrolling interests	$121	$132	8%
The decrease in net income attributable to noncontrolling interests for the quarter was due to lower results at Disneyland Paris and ESPN, partially offset by higher results at Shanghai Disney Resort.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

FULL YEAR CASH FLOW STATEMENT INFORMATION

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Oct. 1, 2016	Oct. 3, 2015	Change
Cash provided by operations	$13,213	$10,909	$2,304
Investments in parks, resorts and other property	(4,773)	(4,265)	(508)
Free cash flow(1)	$8,440	$6,644	$1,796
(1)    Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 8 through 10.
Cash provided by operations for fiscal 2016 increased 21% or $2.3 billion to $13.2 billion compared to fiscal 2015. The increase in cash provided by operations was driven by higher Studio Entertainment and Parks and Resorts operating results and lower income tax payments, partially offset by higher pension contributions.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Oct. 1, 2016	Oct. 3, 2015
Media Networks
Cable Networks	$86	$127
Broadcasting	80	71
Total Media Networks	166	198
Parks and Resorts
Domestic	2,180	1,457
International	2,035	2,147
Total Parks and Resorts	4,215	3,604
Studio Entertainment	86	107
Consumer Products & Interactive Media	53	87
Corporate	253	269
Total investments in parks, resorts and other property	$4,773	$4,265
Capital expenditures increased from $4.3 billion to $4.8 billion due to an increase at Parks and Resorts driven by higher construction spending at our domestic parks, Hong Kong Disneyland Resort and Disney Cruise Line, partially offset by lower spending at Shanghai Disney Resort.
Depreciation expense was as follows (in millions):

	Year Ended
	Oct. 1, 2016	Oct. 3, 2015
Media Networks
Cable Networks	$147	$150
Broadcasting	90	95
Total Media Networks	237	245
Parks and Resorts
Domestic	1,273	1,169
International	445	345
Total Parks and Resorts	1,718	1,514
Studio Entertainment	51	55
Consumer Products & Interactive Media	63	69
Corporate	251	249
Total depreciation expense	$2,320	$2,132

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.
The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the fourth quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	Change vs. prior year period
Quarter Ended October 1, 2016:
As reported	$2,881	$(989)	$1,892	$1.10	16%
Exclude:(4)
Infinity Charge	(18)	7	(11)	(0.01)
Restructuring and impairment charges	31	(11)	20	0.01
Excluding certain items affecting comparability	$2,894	$(993)	$1,901	$1.10	(8)%

Quarter Ended October 3, 2015:
As reported	$3,224	$(1,483)	$1,741	$0.95
Exclude:(4)
Disneyland Paris Tax Asset Write-off	—	399	399	0.24
Restructuring and impairment charges	53	(20)	33	0.02
Excluding certain items affecting comparability	$3,277	$(1,104)	$2,173	$1.20

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Items affecting comparability during the fourth quarter of 2016 included a favorable adjustment to the Infinity Charge ($18 million) and restructuring and impairment charges ($31 million). In the prior-year fourth quarter, the Company recorded the Disneyland Paris Tax Asset Write-off ($399 million) and restructuring and impairment charges ($53 million).

The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	Change vs. prior year period
Year Ended October 1, 2016:
As reported	$14,868	$(5,078)	$9,790	$5.73	17%
Exclude:(4)
Vice Gain	(332)	122	(210)	(0.13)
Infinity Charge	129	(47)	82	0.05
Restructuring and impairment charges	156	(43)	113	0.07
Excluding certain items affecting comparability	$14,821	$(5,046)	$9,775	$5.72	11%

Year Ended October 3, 2015:
As reported	$13,868	$(5,016)	$8,852	$4.90
Exclude:(4)
Disneyland Paris Tax Asset Write-off	—	399	399	0.23
Restructuring and impairment charges	53	(20)	33	0.02
Excluding certain items affecting comparability	$13,921	$(4,637)	$9,284	$5.15

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
For the year ended October 1, 2016, items affecting comparability included the Vice Gain ($332 million), the Infinity Charge ($129 million) and restructuring and impairment charges ($156 million). In the prior year, the Company recorded the Disneyland Paris Tax Asset Write-off ($399 million) and restructuring and impairment charges ($53 million).

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Year Ended
	Oct. 1, 2016	Oct. 3, 2015	Oct. 1, 2016	Oct. 3, 2015
Segment operating income	$3,176	$3,534	$15,721	$14,681
Corporate and unallocated shared expenses	(183)	(202)	(640)	(643)
Restructuring and impairment charges	(31)	(53)	(156)	(53)
Interest expense, net	(99)	(55)	(260)	(117)
Vice Gain	—	—	332	—
Infinity Charge	18	—	(129)	—
Income before income taxes	2,881	3,224	14,868	13,868
Income taxes	(989)	(1,483)	(5,078)	(5,016)
Net income	$1,892	$1,741	$9,790	$8,852

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 10, 2016, at 5:00 PM EST/2:00 PM PST via a live webcast. To access the webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2015 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Revenues	$13,142	$13,512	$55,632	$52,465
Costs and expenses	(10,281)	(10,364)	(41,274)	(39,241)
Restructuring and impairment charges	(31)	(53)	(156)	(53)
Interest expense, net	(99)	(55)	(260)	(117)
Equity in the income of investees	150	184	926	814
Income before income taxes	2,881	3,224	14,868	13,868
Income taxes	(989)	(1,483)	(5,078)	(5,016)
Net income	1,892	1,741	9,790	8,852
Less: Net income attributable to noncontrolling interests	(121)	(132)	(399)	(470)
Net income attributable to The Walt Disney Company (Disney)	$1,771	$1,609	$9,391	$8,382

Earnings per share attributable to Disney:
Diluted	$1.10	$0.95	$5.73	$4.90
Basic	$1.10	$0.96	$5.76	$4.95

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,615	1,694	1,639	1,709
Basic	1,606	1,679	1,629	1,694

Dividends declared per share	$—	$—	$1.42	$1.81

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	October 1, 2016	October 3, 2015
ASSETS
Current assets
Cash and cash equivalents	$4,610	$4,269
Receivables	9,065	8,019
Inventories	1,390	1,571
Television costs and advances	1,208	1,170
Deferred income taxes	—	767
Other current assets	693	962
Total current assets	16,966	16,758
Film and television costs	6,339	6,183
Investments	4,280	2,643
Parks, resorts and other property
Attractions, buildings and equipment	50,270	42,745
Accumulated depreciation	(26,849)	(24,844)
	23,421	17,901
Projects in progress	2,684	6,028
Land	1,244	1,250
	27,349	25,179
Intangible assets, net	6,949	7,172
Goodwill	27,810	27,826
Other assets	2,340	2,421
Total assets	$92,033	$88,182

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,130	$7,844
Current portion of borrowings	3,687	4,563
Unearned royalties and other advances	4,025	3,927
Total current liabilities	16,842	16,334

Borrowings	16,483	12,773
Deferred income taxes	3,679	4,051
Other long-term liabilities	7,706	6,369
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares at October 1, 2016 and 2.8 billion shares at October 3, 2015	35,859	35,122
Retained earnings	66,088	59,028
Accumulated other comprehensive loss	(3,979)	(2,421)
	97,968	91,729
Treasury stock, at cost, 1.3 billion shares at October 1, 2016 and 1.2 billion shares at October 3, 2015	(54,703)	(47,204)
Total Disney Shareholders’ equity	43,265	44,525
Noncontrolling interests	4,058	4,130
Total equity	47,323	48,655
Total liabilities and equity	$92,033	$88,182

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	October 1, 2016	October 3, 2015
OPERATING ACTIVITIES
Net income	$9,790	$8,852
Depreciation and amortization	2,527	2,354
Gains on sales of investments and dispositions	(26)	(91)
Deferred income taxes	1,214	(102)
Equity in the income of investees	(926)	(814)
Cash distributions received from equity investees	799	752
Net change in film and television costs and advances	(101)	(922)
Equity-based compensation	393	410
Other	445	341
Changes in operating assets and liabilities:
Receivables	(393)	(211)
Inventories	186	1
Other assets	(137)	34
Accounts payable and other accrued liabilities	40	(49)
Income taxes	(598)	354
Cash provided by operations	13,213	10,909

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,773)	(4,265)
Sales of investments/proceeds from dispositions	45	166
Acquisitions	(850)	—
Other	(180)	(146)
Cash used in investing activities	(5,758)	(4,245)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	(920)	2,376
Borrowings	6,065	2,550
Reduction of borrowings	(2,205)	(2,221)
Dividends	(2,313)	(3,063)
Repurchases of common stock	(7,499)	(6,095)
Proceeds from exercise of stock options	259	329
Contributions from noncontrolling interest holders	—	1,012
Other	(378)	(402)
Cash used in financing activities	(6,991)	(5,514)

Impact of exchange rates on cash and cash equivalents	(123)	(302)

Change in cash and cash equivalents	341	848
Cash and cash equivalents, beginning of year	4,269	3,421
Cash and cash equivalents, end of year	$4,610	$4,269

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601